Exhibit 23.1


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                        Consent of Independent Auditors'


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


        We consent to the use of our report dated May 3, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Mill Crossing Apartments for the twelve month period ended January 31, 1997, for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.


Richmond, Virginia                      /s/ L. P. Martin & Co., P.C.
May 3, 1997